Exhibit 99.1

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FIRST QUARTER EARNINGS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) announced today that its first quarter 2007 net sales decreased 10.4% to $193.2 million as compared to net sales of $215.7 million for the first quarter of 2006. Net income decreased 31.3% to $17.3 million for the first quarter of 2007 as compared to net income of $25.2 million for the first quarter of 2006. Diluted net income per common share was $0.35 for the first quarter of 2007 as compared to $0.51 for the first quarter of 2006.

In the first quarter of 2007, sales declined throughout all regions of the United States except for California, which was up slightly. Sales in continental Europe and the United Kingdom increased significantly during the quarter. Simpson Strong-Tie’s first quarter sales decreased 8.3% from the same quarter last year, while Simpson Dura-Vent’s sales decreased 31.2%. Sales to dealer and contractor distributors had the largest percentage rate decreases reflecting slower homebuilding activity while sales to homecenters increased. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction, except for the Strong-Wall product line which increased slightly. Sales of all of Simpson Dura-Vent’s product lines decreased as a result of several factors, including the decline in new home construction.

Income from operations decreased 34.0% from $40.3 million in the first quarter of 2006 to $26.6 million in the first quarter of 2007, while gross margins decreased from 39.8% in the first quarter of 2006 to 37.1% in the first quarter of 2007. The decrease in gross margins was primarily due to a higher proportion of fixed overhead costs resulting primarily from the lower sales volume. The steel market continues to be dynamic with a high degree of uncertainty, and steel prices have continued to increase. Since December 31, 2006, total inventories have declined 4.0%. If steel prices increase and the Company is not able to increase its prices sufficiently, the Company’s margins could further deteriorate.

Selling expenses increased 4.0% from $17.5 million in the first quarter of 2006 to $18.2 million in the first quarter of 2007. The increase was driven primarily by a $1.0 million increase in expenses associated with sales and marketing personnel. General and administrative expenses decreased 6.4% from $23.1 million in the first quarter of 2006 to $21.6 million in the first quarter of 2007. The decrease was primarily due to a reduction in cash profit sharing included in administrative expenses totaling $3.2 million, partially offset by an increase in professional services fees and other personnel costs totaling to $0.9 million. The effective tax rate was 38.1% in the first quarter of 2007, down from 38.5% in the first quarter of 2006.

In April 2007, the Company’s Board of Directors declared a cash dividend of $0.10 per share. The record date for the cash dividend is July 6, 2007, and it will be paid on July 26, 2007. In February 2007, the Company completed the purchase of 122,500 shares of its Common Stock for a weighted average price of $34.22 per share. The total cost of the transaction was $4.2 million and was part of the $50 million that the Company’s Board of Directors authorized in February 2007. The number of shares repurchased was the same as the number of shares that were subject to stock options granted in 2007.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, April 27, 2007, at 6:00am Pacific Time. To participate, callers may dial 800-896-8445. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three months ended March 31, 2007 and 2006 (unaudited), are as follows:

	Three Months
	Ended March 31,
(Amounts in thousands, except per share data)	2007	2006
Net sales	$193,155	$215,658
Cost of sales	121,533	129,740
Gross profit	71,622	85,918

Research and development and engineering expenses	5,260	5,058
Selling expenses	18,154	17,458
General and administrative expenses	21,638	23,114

Income from operations	26,570	40,288

Loss in equity method investment	(33)	(143)
Interest income, net	1,374	887
Income before taxes	27,911	41,032

Provision for income taxes	10,621	15,788
Minority interest	–	91
Net income	$17,290	$25,153

Net income per share:
Basic	$0.36	$0.52
Diluted	0.35	0.51

Cash dividend declared per common share	$0.10	$0.08

Weighted average shares outstanding:
Basic	48,414	48,378
Diluted	48,886	49,134

Other data:
Depreciation and amortization	$7,077	$6,495
Pre-tax stock compensation expense	1,677	1,840

The Company’s financial position as of March 31, 2007 and 2006, and December 31, 2006 (unaudited), is as follows:

	March 31,		December 31,
(Amounts in thousands)	2007	2006	2006
Cash and short-term investments	$149,310	$129,575	$148,299
Trade accounts receivable, net	126,577	125,041	95,991
Inventories	208,797	192,741	217,608
Other current assets	19,045	17,775	17,440
Total current assets	503,729	465,132	479,338

Property, plant and equipment, net	206,442	174,039	197,180
Goodwill	44,617	42,919	44,337
Other noncurrent assets	21,568	15,942	14,479
Total assets	$776,356	$698,032	$735,334

Trade accounts payable	$35,863	$40,167	$22,909
Current portion of long-term debt	2,691	2,966	327
Other current liabilities	62,599	65,666	57,019
Total current liabilities	101,153	108,799	80,255

Long-term debt	337	643	338
Other long-term liabilities	8,775	1,422	1,866
Minority interest in consolidated variable interest entities	–	2,128	–
Stockholders’ equity	666,091	585,040	652,875
Total liabilities and stockholders’ equity	$776,356	$698,032	$735,334

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.